SHOE CARNIVAL REPORTS THIRD QUARTER FISCAL 2018 FINANCIAL RESULTS
Reports Comparable Store Sales Increase of 4.5 Percent
Raises Fiscal Year 2018 Net Sales and Earnings Per Diluted Share Outlook

FOR IMMEDIATE RELEASE
Evansville, Indiana, November 15, 2018 - Shoe Carnival, Inc. (Nasdaq: SCVL) ("the Company"), a leading retailer of moderately priced footwear and accessories, today reported results for the third quarter and nine months ended November 3, 2018.

Third Quarter Highlights

•	Earnings per diluted share increased 15 percent to $0.76

•	Comparable store sales increased 4.5 percent

•
Due to fiscal 2017 being a 53-week year, approximately $25.1 million of net sales reported in the third quarter of 2017 shifted into the second quarter of fiscal 2018, resulting in a net sales decrease of $18.3 million in the third quarter compared to the same period last year

•	Repurchased 519,048 shares of common stock at a total cost of $20.0 million under share repurchase program

"We are pleased with our strong third quarter sales results, which reflect growth in all geographic regions and virtually all of our product categories," commented Cliff Sifford, Shoe Carnival's President and Chief Executive Officer.  "Our third quarter comparable store sales growth of 4.5 percent was on top of a 4.4 percent increase for the same quarter last year.  On a year-to-date basis, our comparable store sales have increased 4.2 percent, operating income increased 28.6 percent and earnings per diluted share increased 71.0 percent.  As a result of our year-to-date performance and outlook for the remainder of fiscal 2018, we are pleased to raise our annual net sales and earnings guidance."

Third Quarter Financial Results

Comparable store sales for the thirteen-week period ended November 3, 2018 increased 4.5 percent compared to the thirteen-week period ended November 4, 2017.  Primarily due to the calendar shift, net sales in the third quarter ended November 3, 2018 decreased 6.4 percent to $269.2 million, compared to net sales of $287.5 million for the third quarter ended October 28, 2017.

Gross profit margin for the third quarter of fiscal 2018 increased to 30.2 percent compared to 29.8 percent in the third quarter of fiscal 2017.  Merchandise margin increased 1.1 percent and buying, distribution and occupancy expenses increased 0.7 percent as a percentage of net sales compared to the third quarter of fiscal 2017.

Selling, general and administrative expenses ("SG&A") for the third quarter of fiscal 2018 decreased $2.6 million to $65.2 million.  The decrease in expense was primarily due to lower advertising expense, expense reductions from closed stores and a gain on insurance proceeds related to stores affected by recent hurricanes, partially offset by an increase in incentive and equity compensation expense as a result of the improved financial performance of the Company.  As a percentage of net sales, these expenses increased to 24.3 percent compared to 23.6 percent in the third quarter of fiscal 2017.

Net income for the third quarter of fiscal 2018 increased 12.6 percent to $12.0 million, or $0.76 per diluted share.  For the third quarter of fiscal 2017, the Company reported net income of $10.7 million, or $0.66 per diluted share.

Nine Month Financial Results

Comparable store sales for the thirty-nine week period ended November 3, 2018 increased 4.2 percent compared to the thirty-nine week period ended November 4, 2017.  Net sales during the nine months ended November 3, 2018 increased $19.1 million to $795.0 million compared to the nine months ended October 28, 2017.

The gross profit margin for the first nine months of fiscal 2018 was 30.5 percent compared to 29.1 percent in the same period last year.  SG&A expenses for the first nine months increased $5.5 million to $194.1 million.  As a percentage of net sales, these expenses increased to 24.4 percent compared to 24.3 percent in the first nine months of fiscal 2017.

Net earnings for the first nine months of fiscal 2018 increased 61.1 percent to $36.8 million, or $2.36 per diluted share, compared to net earnings of $22.8 million, or $1.38 per diluted share, in the first nine months of fiscal 2017.

Store Openings and Closings

The Company opened three stores and closed nine stores during the first nine months of fiscal 2018 compared to 19 store openings and ten store closings in the first nine months of fiscal 2017.  For the full fiscal year 2018, the Company expects to open three stores and close 14 stores compared to opening 19 stores and closing 26 stores during fiscal 2017.

Expected store openings and closings by quarter for the fiscal year are as follows:

	New Stores	Store Closings
1st quarter 2018	0	3
2nd quarter 2018	0	3
3rd quarter 2018	3	3
4th quarter 2018	0	5
Fiscal year 2018	3	14

The three new stores opened during the third quarter include locations in:

City	Market	Total Stores in the Market
Cookeville, TN	Nashville, TN	8
Dania, FL	Miami-Ft. Lauderdale, FL	3
Miami Gardens, FL	Miami-Ft. Lauderdale, FL	3

Fiscal 2018 Outlook

The Company is raising its fiscal 2018 outlook as follows:
•	Net sales in the range of $1.020 billion to $1.022 billion, with comparable store sales up approximately 3.5 percent;
•	Earnings per diluted share in the range of $2.36 to $2.38. Fiscal 2017 earnings per diluted share were $1.15 and adjusted earnings per diluted share were $1.49.

Conference Call

Today, at 4:30 p.m. Eastern Time, the Company will host a conference call to discuss the third quarter results.  Participants can listen to the live webcast of the call by visiting Shoe Carnival's Investors webpage at www.shoecarnival.com.  While the question-and-answer session will be available to all listeners, questions from the audience will be limited to institutional analysts and investors.  A replay of the webcast will be available on the Company's website beginning approximately two hours after the conclusion of the conference call and will be archived for one year.

Non-GAAP Adjusted Results

The non-GAAP adjusted results for the full year of fiscal 2017 discussed herein exclude the impact of a gain on insurance proceeds recorded in cost of sales related to hurricane affected stores, non-cash impairment charges for underperforming stores and additional stock-based compensation expense recorded in selling, general and administrative expenses and additional income tax expense associated with the enactment of the U.S. Tax Cuts and Jobs Act of 2017 (the "Tax Act").

These adjusted results are provided to enhance the user's overall understanding of the Company's historical operations and financial performance.  Specifically, the Company believes the adjusted results provide investors with relevant period-to-period comparisons of the Company's core operations.  The unaudited adjusted results are provided in addition to, and not as alternatives for, the Company's reported results determined in accordance with generally accepted accounting principles.  A complete reconciliation of actual results to the adjusted results appears below in the table entitled "Reconciliation of GAAP to Non-GAAP Financial Measures."

About Shoe Carnival

Shoe Carnival, Inc. is one of the nation's largest family footwear retailers, offering a broad assortment of moderately priced dress, casual and athletic footwear for men, women and children with emphasis on national name brands.  As of November 15, 2018, the Company operates 402 stores in 35 states and Puerto Rico, and offers online shopping at www.shoecarnival.com.  Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL.  Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Contact Information

Cliff Sifford
President and Chief Executive Officer, or
W. Kerry Jackson
Senior Executive Vice President, Chief Operating and Financial Officer and Treasurer

7500 East Columbia Street
Evansville, IN 47715
www.shoecarnival.com
(812) 867-6471

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties.  A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements.  These factors include, but are not limited to: general economic conditions in the areas of the continental United States in which our stores are located and the impact of the ongoing economic crisis and hurricane recovery in Puerto Rico on sales at, and cash flows of, our stores located in Puerto Rico; the effects and duration of economic downturns and unemployment rates; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; our ability to successfully navigate the increasing use of online retailers for fashion purchases and the impact on traffic and transactions in our physical stores; our ability to attract customers to our e-commerce website and to successfully grow our e-commerce sales; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; changes in the political and economic environments in, the status of trade relations with, and the impact of changes in trade policies and tariffs impacting, China and other countries which are the major manufacturers of footwear; the impact of competition and pricing; our ability to successfully manage and execute our marketing initiatives and maintain positive brand perception and recognition; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; the impact of unauthorized disclosure or misuse of personal and confidential information about our customers, vendors and employees, including as a result of a cyber-security breach; our ability to manage our third-party vendor relationships; our ability to successfully execute our business strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner, including our entry into major new markets, and the availability of sufficient funds to implement our business plans; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; the impact of regulatory changes in the United States and the countries where our manufacturers are located; the resolution of litigation or regulatory proceedings in which we are or may become involved; our ability to meet our labor needs while controlling costs; the impact of the U.S. Tax Cuts and Jobs Act of 2017; and future stock repurchases under our stock repurchase program and future dividend payments; and other factors described in the Company's SEC filings, including the Company's latest Annual Report on Form 10-K.

In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors.  Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized.  Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions.  Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.

Financial Tables Follow

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
 (Unaudited)

	Thirteen	Thirteen	Thirty-nine	Thirty-nine
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	November 3,	October 28,	November 3,	October 28,
	2018	2017	2018	2017

Net sales	$269,181	$287,469	$794,992	$775,922
Cost of sales (including buying,
distribution and occupancy costs)	187,963	201,802	552,666	549,872

Gross profit	81,218	85,667	242,326	226,050
Selling, general and administrative
expenses	65,202	67,787	194,063	188,519

Operating income	16,016	17,880	48,263	37,531
Interest income	(273)	(1)	(392)	(3)
Interest expense	37	57	113	248

Income before income taxes	16,252	17,824	48,542	37,286
Income tax expense	4,206	7,127	11,766	14,462

Net income	$12,046	$10,697	$36,776	$22,824

Net income per share:
Basic	$0.80	$0.66	$2.40	$1.38
Diluted	$0.76	$0.66	$2.36	$1.38

Weighted average shares:
Basic	15,071	15,957	15,282	16,287
Diluted	15,812	15,966	15,544	16,293

Cash dividends declared per share	$0.080	$0.075	$0.235	$0.220

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
 (In thousands)
(Unaudited)

	November 3, 2018	February 3, 2018	October 28, 2017

ASSETS
Current Assets:
Cash and cash equivalents	$36,699	$48,254	$21,050
Accounts receivable	2,322	6,270	7,365
Merchandise inventories	300,510	260,500	302,935
Other	11,762	5,562	6,883
Total Current Assets	354,293	320,586	338,233
Property and equipment - net	74,471	86,276	93,041
Deferred income taxes	8,866	8,182	10,769
Other noncurrent assets	389	536	663
Total Assets	$438,019	$415,580	$442,706

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$56,270	$41,739	$59,355
Accrued and other liabilities	28,094	15,045	21,933
Total Current Liabilities	84,364	56,784	81,288
Deferred lease incentives	23,478	29,024	29,297
Accrued rent	8,808	10,132	10,689
Deferred compensation	11,811	11,372	10,974
Other	806	966	884
Total Liabilities	129,267	108,278	133,132
Total Shareholders' Equity	308,752	307,302	309,574
Total Liabilities and Shareholders' Equity	$438,019	$415,580	$442,706

SHOE CARNIVAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
 (In thousands)
(Unaudited)

	Thirty-nine Weeks Ended November 3, 2018	Thirty-nine Weeks Ended October 28, 2017

Cash Flows From Operating Activities
Net income	$36,776	$22,824
Adjustments to reconcile net income to net
cash provided by operating activities:
Depreciation and amortization	16,551	17,944
Stock-based compensation	7,604	2,073
Loss on retirement and impairment of assets	(1,412)	1,831
Deferred income taxes	(684)	(1,169)
Lease incentives	298	3,515
Other	(6,882)	(5,212)
Changes in operating assets and liabilities:
Accounts receivable	4,218	(2,047)
Merchandise inventories	(40,010)	(23,289)
Accounts payable and accrued liabilities	23,330	(8,446)
Other	(2,009)	940
Net cash provided by operating activities	37,780	8,964

Cash Flows From Investing Activities
Purchases of property and equipment	(5,021)	(16,708)
Other	1,489	0
Net cash used in investing activities	(3,532)	(16,708)

Cash Flows From Financing Activities
Borrowings under line of credit	0	88,600
Payments on line of credit	0	(88,600)
Proceeds from issuance of stock	148	196
Dividends paid	(3,593)	(3,603)
Purchase of common stock for treasury	(39,046)	(29,798)
Shares surrendered by employees to pay taxes on restricted stock	(312)	(945)
Net cash used in financing activities	(42,803)	(34,150)
Net decrease in cash and cash equivalents	(8,555)	(41,894)
Cash and cash equivalents at beginning of period	48,254	62,944
Cash and Cash Equivalents at End of Period	$39,699	$21,050

SHOE CARNIVAL, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In thousands, except per share data)
 (Unaudited)

Fifty-three Weeks Ended February 3, 2018

Reported net income per diluted share	$1.15
Gain on insurance proceeds	(0.21)
Non-cash impairment charges	0.21
Additional stock-based compensation expense associated with the Tax Act	0.12
Tax effect of gain on insurance proceeds, non-cash impairment charges and stock-based compensation expense	(0.05)
Additional income tax expense on re-measurement of deferred tax assets and liabilities	0.27
Adjusted diluted earnings per share	$1.49